Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INGEVITY CORPORATION

The present name of the corporation is Ingevity Corporation. The corporation was incorporated under the name MWV CATALYST SPINCO, INC. on March 27, 2015 by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware. This Third Amended and Restated Certificate of Incorporation of the corporation, which both amends and restates the provisions of the corporation’s Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The Second Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
Ingevity Corporation
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1521 Concord Pike, Suite 201, Wilmington, New Castle County, Delaware, 19803. The name of the Corporation’s registered agent at such address is United Agent Group Inc.
ARTICLE III
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV
The total number of shares of stock which the Corporation shall have authority to issue is 350,000,000 shares, consisting of 50,000,000 shares of preferred stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”), and 300,000,000 shares of common stock, par value $.01 per share (hereinafter referred to as “Common Stock”).
Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, and increase and decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).
The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in the Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
ARTICLE V
In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that the By-Laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto.
ARTICLE VI
Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

Exhibit 3.1
ARTICLE VII
Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”) shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board.
Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, directors shall be elected for a term of office to expire at the next annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.
Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, any vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and any director so chosen shall hold office for the remainder of the term that was being served by the director whose absence creates the vacancy, or, in the case of a vacancy created by an increase in the number of directors, a term expiring at the next annual meeting of stockholders, and in each case until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the total number of directors which the Corporation would have if there were no vacancies shall shorten the term of any incumbent director.
Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VIII
No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of any director or officer of the Corporation in respect of any act or omission occurring prior to such amendment or repeal.
ARTICLE IX
Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX; provided, however, that any amendment or repeal of Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; provided, further, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.
This Third Amended and Restated Certificate of Incorporation shall become effective at 11:59, Eastern Time, on April 23, 2024 (the “Effective Time”).

Exhibit 3.1
IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by Stacy L. Cozad, its Executive Vice President, General Counsel and Secretary, this 23rd day of April, 2024.

INGEVITY CORPORATION

By:	/s/ Stacy L. Cozad
Name: Stacy L. Cozad
Title: Executive Vice President, General Counsel and Secretary